Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Terry L. Hester
Chief Financial Officer
Colony Bankcorp, Inc.
Fitzgerald, Georgia 31750
(229) 426-6002

Colony Bankcorp, Inc. Announces Two New Directors

FITZGERALD, GA., November 11, 2004 — Colony Bankcorp, Inc. (Nasdaq: CBAN), the parent company of seven South Georgia banks operating 27 offices, is pleased to announce the election of two new members to its Board of Directors. Those newly elected members are DeNean Stafford, III and Charles Myler.

Mr. Stafford is President and Chief Executive of Stafford Development Company. SDC is the parent company of numerous operating entities involved in real estate development, motels, hotels, fast food restaurants, agricultural equipment, industrial equipment, apartments and medical software. The conglomerate employs approximately 670 people.

Mr. Stafford and the company are involved in continuing support of education and charitable organizations through the Stafford Foundation. He is married to the former Pattie Griffith and they have two daughters.

Mr. Myler is a former regulator having spent thirty-six years with the Federal Deposit Insurance Corporation. The last twenty years he served as the Field Office Supervisor-Albany, Georgia Field Office, where he was responsible for the examination and field supervision of all FDIC banks in the South Georgia District. Mr. Myler is currently associated with the Alabama Department of Banking in Montgomery.

He also serves on the Board of Directors of Colony Bank Ashburn. He is married to the former Judy Ellis. They reside in Albany and have two children residing in Alexandria and Nashville.

Consolidated assets of Colony Bankcorp, Inc. are over $990 million and serves markets in the Central, South and Coastal Georgia cities of Fitzgerald, Warner Robins, Ashburn, Leesburg, Cordele, Albany, Thomaston, Columbus, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Rochelle, Pitts, Quitman and Valdosta.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN”.